Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 22, 2018 (except for the last paragraph of Note 1, as to which the date is June 15, 2018), with respect to the financial statements of Forty Seven, Inc. included in the Registration Statement (Form S-1 No. 333-225390) and related Prospectus of Forty Seven, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Jose, California

June 25, 2018